For Additional Information Contact:
David A. Zuege (414) 327-1700

NEWS RELEASE
For Immediate Release
OILGEAR REPORTS RECORD SALES AND INCREASED EARNINGS
FOR SECOND QUARTER
Milwaukee, Wis., August 9, 2005...The Oilgear Company (NASDAQ/NMS:OLGR) today reported record sales and increased earnings for the second quarter ended June 30, 2005.
For the second quarter of 2005, Oilgear reported net sales of $25,512,000, a 9.6% increase from sales of $23,271,000 for the same period in 2004. The company reported net earnings of $621,000 or $0.31 per diluted share for the second quarter of 2005, compared to net earnings of $3,000 or $0.00 per share for the comparable prior period.
For the first half of 2005, net sales were a record $51,554,000, a 15.7% increase from sales of $44,563,000 for the first half of 2004. Net earnings were $1,046,000 or $0.52 per diluted share for the first six months of 2005, compared to net earnings of $13,000 or $0.01 per diluted share for the same period in the prior year.
Orders increased 6.2% to a record $26.8 million in the second quarter of 2005 and 9.9% to a record $56.5 million for the first half, compared to the same periods in 2004. The growth in orders in the second quarter was lead by the international segment where orders exceeded their previous best quarter by over 20%. The backlog increased 14% from the beginning of 2005 to $39.0 million at June 30, 2005, a record backlog for any quarter in the company’s history.
“Our domestic segment was the leading contributor to our record sales for the second quarter and first half. Shipments increased 25.4% for the second quarter and 27.1% for the first six months of 2005 over the same periods in 2004. The increases reflect the strong level of shipments in the fluid power industry overall, where U.S. shipments of hydraulic equipment for the first six months of 2005 were up 19.4% over 2004, according to data provided by the National Fluid Power Association,” said David A. Zuege, president and chief executive officer.
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“We are especially pleased with the increase in net earnings to $621,000 in the second quarter of 2005, from a virtual break-even in the second quarter of last year. Gross margin was 27.6% for the second quarter of 2005, up from 23.5% in the second quarter of 2004. A better mix of business, coupled with the fact that all of our plants are operating at near capacity thereby spreading operating costs over a higher volume, were the principal reasons for the margin improvement. While we are making good progress, margin enhancement remains our top priority,” said Zuege.
A leader in the fluid power industry, The Oilgear Company provides advanced technology in the design and production of unique fluid power components and electronic controls. The company serves customers in the primary metals, machine tool, automobile, petroleum, construction equipment, chemical, plastic, glass, lumber, rubber and food industries. Its products are sold as individual components or integrated into high performance applications.
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following could impact the business and financial prospects of the Company: factors affecting the economy generally, including the financial and business conditions of the Company’s customers, the demand for customers’ products and services that utilize the Company’s products, and national and international events; factors affecting the Company’s financial performance or condition, including restrictions or conditions imposed by current or prospective lenders, tax legislation, and changes in accounting principles; factors affecting percentage of completion contracts, including the accuracy of estimates and assumptions regarding the timing and levels of costs to complete those contracts; factors affecting the Company’s international operations, including fluctuations in currencies, changes in laws and political or financial insecurity of foreign governments; factors affecting the Company’s ability to hire and retain competent employees, including unionization of non-union employees and strikes or work stoppages; any further decrease in stock price as a result of market conditions; changes in the law or standards applicable to the Company, including environmental laws and accounting pronouncements; availability of raw materials; unanticipated technological developments that result in competitive disadvantages and may impair existing assets; and factors set forth in the Company’s periodic reports filed with the SEC in accordance with the Securities Exchange Act. Shareholders, potential investors and other readers are urged to consider these factors and those set forth in the Company’s filings with the SEC carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
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The Oilgear Company
Consolidated Condensed Operating Statement
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Net sales	$25,512,000	$23,271,000	$51,554,000	$44,563,000
Cost of sales	18,460,000	17,795,000	37,695,000	33,896,000

Gross profit	$7,052,000	$5,476,000	$13,859,000	$10,667,000
Selling, general and administrative expenses	5,587,000	5,000,000	11,255,000	9,671,000

Operating income	$1,465,000	$476,000	$2,604,000	$996,000

Interest expense	603,000	327,000	1,213,000	657,000
Other non-operating income, net	41,000	37,000	83,000	(9,000)

Earnings before income taxes	903,000	186,000	1,474,000	330,000
Income tax expense	214,000	149,000	342,000	262,000

Net earnings before minority interest	689,000	37,000	1,132,000	68,000
Minority Interest	68,000	34,000	86,000	55,000

Net earnings	$621,000	$3,000	$1,046,000	$13,000

Basic earnings per share of common stock	$0.31	$0.00	0.53	$0.01

Diluted earnings per share of common stock	$0.31	$0.00	$0.52	$0.01

Basic weighted average outstanding shares	1,992,000	1,960,000	1,987,000	1,959,000
Diluted weighted average outstanding shares	2,021,000	1,979,000	2,018,000	1,980,000
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The Oilgear Company
Consolidated Condensed Balance Sheet
(Unaudited)

	June 30, 2005	December 31, 2004
ASSETS

Current Assets
Cash and cash equivalents	$4,862,000	$4,109,000
Accounts receivable	18,940,000	17,030,000
Inventories	25,362,000	25,529,000
Other current assets	4,909,000	5,861,000

Total current assets	$54,073,000	$52,529,000

Net property, plant and equipment	16,640,000	18,163,000
Other assets	2,889,000	2,123,000

	$73,602,000	$72,815,000

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Current debt	$16,571,000	$21,334,000
Accounts payable	9,390,000	10,830,000
Other current liabilities	8,719,000	8,508,000

Total current liabilities	$34,680,000	$40,672,000

Long-term debt	8,364,000	1,302,000
Unfunded employee benefit costs	22,614,000	23,024,000
Other non-current liabilities	716,000	694,000

Total liabilities	$66,374,000	$65,692,000

Minority interest in consolidated subsidiary	1,035,000	1,037,000
Shareholders’ equity	6,193,000	6,086,000

	$73,602,000	$72,815,000

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